                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                          CellNet Data Systems, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               15115M 10 1
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

CUSIP No. 15115M 10 1                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Paul M. Cook
     ###-##-####
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     United States
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Number of Shares              (5) Sole Voting Power
 Beneficially                     2,045,774
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  2,045,774
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,045,774
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

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(11) Percent of Class Represented by Amount in Row (9)

     5.30%
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(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---

ITEM 1(A).  NAME OF ISSUER

            CellNet Data Systems, Inc.
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            125 Shoreway Road, San Carlos, California 94070
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ITEM 2(A).  NAME OF PERSON(S) FILING

            Paul M. Cook
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            333 Ravenswood Avenue, #AG-118, Menlo Park, California 94025
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ITEM 2(C).  CITIZENSHIP

            United States
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            common
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ITEM 2(E).  CUSIP NUMBER

            15115M 10 1
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

         INAPPLICABLE

                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        2,045,774 shares
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        5.30%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              Paul M. Cook, Trustee of the Richard B. Souter
                 Irrevocable Trust                               60,000 shares
              Paul M. Cook, Trustee of the Susan Groton
                 Irrevocable Trust                               60,000 shares
              Paul M. Cook, Trustee of the Paul & Marcia Cook
                 Living Trust                                 1,925,774 shares
                                                              ---------
              Total                                           2,045,774 shares
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              Paul M. Cook, Trustee of the Richard B. Souter
                 Irrevocable Trust                               60,000 shares
              Paul M. Cook, Trustee of the Susan Groton
                 Irrevocable Trust                               60,000 shares
              Paul M. Cook, Trustee of the Paul & Marcia Cook
                 Living Trust                                 1,925,774 shares
                                                              ---------
              Total                                           2,045,774 shares
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Inapplicable
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Inapplicable
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Inapplicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Inapplicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Inapplicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 11, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/ Paul M. Cook
                                       ----------------------------------------
                                       (Signature)

                                       Paul M. Cook
                                       ----------------------------------------
                                       (Name/Title)